SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT UNDER SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	September 5, 2001

NOVAVAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26770	22-2816046
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File No.)	Identification No.)

8320 Guilford Road, Columbia, MD	21046
(Address of principal executive offices)	(Zip code)

(301) 854-3900
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

FORM 8-K
ITEM 5. OTHER EVENTS.
ITEM 7. EXHIBITS
SIGNATURE
PRESS RELEASE
SEPTEMBER 2001 NOTE PURCHASE AGREEMENT
ALLONGE TO 4% CONVERTIBLE SENIOR NOTE
CONVERTIBLE NOTE
CONVERTIBLE NOTE
FIRST AMENDMENT TO INVESTOR RIGHTS AGREEMENT

NOVAVAX, INC.
ITEMS TO BE INCLUDED IN THIS REPORT

ITEM 5. OTHER EVENTS.

On September 5, 2001, Novavax, Inc. (“Novavax” or the “Company”) announced that the U.S. Food and Drug Administration (“FDA”) has accepted for filing its New Drug Application (“NDA”) for ESTRASORB™ (17-beta-estradiol) lotion, which was submitted on June 29, 2001. Under the terms of the Company’s co-promotion agreement with King Pharmaceuticals, Inc. (“King”), the Company received a $2.5 million milestone payment from King, which was due upon the FDA’s formal acceptance of the ESTRASORB NDA filing. In addition, the Company is expected to receive an additional $5 million from King for the remaining portion of the $25 million convertible debenture entered into in December 2000. The conversion price of the note is $10 per share, which was an 18% premium to the trailing 20-day average stock price prior to the closing in December. Furthermore, the Company and King plan to close on an additional $5 million convertible debenture investment in Novavax in the form of a convertible note, with the conversion price of $13.87 per share, which represents an 18% premium to the trailing 20-day average stock price prior to the agreed upon lock in date of August 17th.

A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

ITEM 7. EXHIBITS

99.1	Press Release dated September 5, 2001.

99.2	September 2001 Note Purchase Agreement dated September 7, 2001 between Novavax, Inc. and King Pharmaceuticals, Inc.

99.3	Allonge to 4% Convertible Senior Note dated September 7, 2001 between Novavax, Inc. and King Pharmaceuticals, Inc.

99.4	Convertible Note dated September 7, 2001 between Novavax, Inc. and King Pharmaceuticals, Inc.

99.5	Convertible Note dated September 7, 2001 between Novavax, Inc. and King Pharmaceuticals, Inc.

99.6	First Amendment to Investor Rights Agreement dated September 7, 2001 between Novavax, Inc. and King Pharmaceuticals, Inc.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVAVAX, INC.

Date: September 14, 2001	By:	———————————————— Dennis W. Genge, Vice President And Chief Financial Officer/Treasurer